Select Inquiries Received through September 12, 2007

1. Why did the dealer holdback payment % drop so much?

As a general rule, dealer holdback payments should increase in proportion to the increase in dollars collected. However, during the second quarter of 2007, dealer holdback payments increased by 1.9% while collections increased 10.7%.

Dealer holdback payments grew more slowly than collections largely due to an increasing proportion of loans originated under our new purchase program. Loans originated under our purchase program do not obligate us to pay dealer holdback.

2. Is the recent change in the collection stream for the license fee considered successful in terms of dealer attrition? The attrition #’s don’t appear much better, but without the change would they have been even worse?

In January of 2007, the Company began to collect monthly license fees from future dealer holdback. Previously, license fees were collected in the current period as charged. The change was made based on feedback from dealer-partners and field sales personnel. Because attrition is impacted by many variables, we cannot quantify the impact of the license fee change on attrition.

The Company considers the license fee change to fall under a broad category of business initiatives called “pricing changes”. As a general rule, the Company attempts to implement pricing changes in a less than uniform manner so that the impact of the pricing change can be quantified. This process, called a Champion/Challenger approach, means that a particular pricing change is applied to one segment of our business (“challenger segment”) and the performance of this group is compared to another segment (“champion segment”) that was not impacted by the change. In this case, the Company concluded that implementing the change using this preferred approach was not practical. As a result of this decision, the impact to attrition is not clear. Feedback from dealer-partners and field sales personnel continues to support the change.

3. Is the pricing change (and resulting lower spreads) implemented last year considered successful?

The Company regularly adjusts pricing in an attempt to maximize the amount of economic profit generated. In July and August of 2006 the Company implemented several pricing changes that were intended to increase unit volumes and average loan sizes in exchange for a reduction in profitability per contract as measured by the return on capital. At the time of the change, we believed the trade of more volume and larger loans for reduced returns would have a positive impact on Economic Profit. We expected the impact to be positive initially and expected this impact would grow over time as the new pricing positively impacted dealer-partner attrition. At the same time, we recognized that the changes would reduce the spread between the collection rate and the advance rate, which would increase our risk.

The pricing changes did initially result in an improvement in the Economic Profit of new loan originations. Based on our best estimates, the pricing change also had a small positive impact on dealer-partner attrition. However, the impact to both Economic Profit and dealer-partner attrition was smaller than expected. After considering the impact, and considering the additional risk caused by reduced spreads, we concluded that additional changes designed to increase the spread between the advance rate and the collection rate were appropriate. We began implementing changes to increase the spread starting in February of 2007.

On balance, the combined impact of all the changes was less successful than we hoped. However, during this period, we have collected data that will allow us to more precisely measure the impact of different pricing levels on unit volumes, attrition, and profit per unit which we will use to implement future pricing changes.

4. The economic profit decline in Q2 is not encouraging, what specific changes are planned to reverse this unintended result?

The main drivers of our current performance are the increasing loan balance (a favorable trend), declining yields (unfavorable) and stable expense levels as a percentage of capital. Based on everything we know now, we expect the loan balance to continue to increase, yields to stabilize and expense levels to decline as a percentage of capital. If we are correct, we should see Economic Profit continue to increase. While Economic Profit was down in Q2 compared to the prior year same period, Economic Profit increased 18.4% for the six month period.

As you suggest in your question, the degree of improvement and longer-term results will be impacted by the quality of our current initiatives. We have several initiatives that are near completion that we are excited about. We expect to implement a significantly enhanced version of our CAPS application in the fourth quarter of this year. The CAPS application is used by our dealer-partners to originate new loans. The improvements are designed to make CAPS easier to use, which we hope will have a positive impact on loan volumes and dealer-partner attrition.

In addition, we expect to implement a new credit scorecard in September of this year. The credit scorecard is used to predict the collection rate of new loans. An improvement in the precision of our scorecard would have a meaningful positive impact on Economic Profit.

Finally, we are making significant investments to improve service levels in our loan origination department, to expand the size and quality of our field sales force, and in improving our information technology and analytical capability, which we expect will positively impact our performance in future periods.

5. Assuming realized spreads stay at current levels, what level of loan dollar volume growth can be supported through self-funding over the next two-three years in the event credit is not available on economic terms?

Because of our conservative capital structure and strong returns on capital, we are confident we will be able to continue to obtain funding at a reasonable cost.

As of the end of the second quarter, the Company had total capital invested of $725 million consisting of $240 million of shareholders’ equity and $485 million of debt. If debt capital became completely unavailable, the Company’s origination levels would need to be reduced significantly. Everything else equal, the amount of equity as of June 30, 2007 would support loan originations of approximately $150 million per year (compared to $558 million in 2006). With no debt, our return on equity would eventually allow us to grow originations by 11%-12% per year.

The biggest challenge would clearly be the transition from our current capital structure to one consisting of 100% equity. The impact of this transition is difficult to predict, and would depend on how much time our lenders allowed us to make the transition. It is also likely that, if debt were unavailable for our Company, that our competitors would be impacted as well. Because many of our competitors use significantly more debt than we do, it is likely the impact to these competitors would be even more severe. Should such a situation arise, it is likely our ability to originate loans at high returns on capital would be enhanced.

6. Has the competitive landscape and pricing environment changed at all in the last three months?

We have no reason to believe the environment is materially different than three months ago.

7. In consideration of last year’s tender offer, a lower stock price and negative investor sentiment of sub prime lenders, it is surprising to see so much stock selling on the part of senior management in the last few months. Any comment?

For many years, a significant portion of compensation earned by senior management has been in the form of stock options. Although the Company stopped granting stock options in 2004, there are currently options on 1,478,842 shares outstanding that were granted under the discontinued program. Through August 31, 2007, options on 274,049 shares were exercised so far this year and the shares were sold and converted into cash. The decision to convert equity compensation to cash is based on a variety of factors including individual cash needs, desire for diversification, consideration of the option expiration date, and tax considerations. By definition, the decisions are personal and include such life events as paying for children’s education or the purchase of a home.

The decision by the Company’s Board of Directors to repurchase outstanding shares is made using different criteria than that described above. The Company’s maintains a policy of using excess cash to repurchase shares as long as the current share price does not exceed the current estimate of the intrinsic value.